Exhibit 21
Woodward Governor Company
Subsidiaries of the Registrant

              Woodward Governor Nederland B.V.
                 Hoofddorp, The Netherlands

              Woodward Governor (U.K.) Limited
                      Reading, England

                   Woodward Governor GmbH
                  Lucerne, Switzerland and
                 Hoofddorp, The Netherlands

               Woodward Governor (Japan) Ltd.
           Tomisato, Chiba, Japan and Kobe, Japan

          Woodward Governor (Reguladores) Limitada
                 Campinas, Sao Paulo, Brazil

               Woodward Governor (Quebec) Inc.
                  Montreal, Quebec, Canada

              Woodward Governor France S.A.R.L.
                     Venissieux, France

          Woodward Governor Asia/Pacific PTE. LTD.
              Singapore, Republic of Singapore

              Woodward Governor Poland, Limited
                       Warsaw, Poland

               Woodward Governor Germany GmbH
                  Aken and Kelbra, Germany

                     Woodward HSC, Inc.
                      Buffalo, New York

          Woodward Governor de Mexico S.A. de C.V.
                     Mexico City, Mexico

       Woodward Governor Company (New Zealand) Limited
                  Christchurch, New Zealand

              Woodward Governor India PTE. LTD.
                      Ballabgarh, India

         Woodward Aircraft Controls Prestwick, Inc.
                     Prestwick, Scotland

             Woodward Foreign Sales Corporation
               St. Thomas, U.S. Virgin Islands

               Baker Electrical Products, Inc.
                         Memphis, MI

                     Woodward FST, Inc.
                         Zeeland, MI

          Woodward Tianjin Controls Company Limited
                       Tianjin, China